UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 29, 2006

SMART & FINAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

(323) 869-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Smart & Final Inc. (“Company”) is a party to a five-year, real estate lease facility (“Lease Agreement”) which provided at the inception date of November 30, 2001 a total of $87.1 million of financing for the ownership of 18 properties. The financing supported an estimated 100% of the value of the properties at the inception of the facility. The Lease Agreement, as amended through Amendment No. 9 dated September 30, 2005, was scheduled to mature on November 29, 2006.

Effective November 29, 2006, the Company entered into an agreement with the Lease Agreement parties to extend the maturity of the facility to May 29, 2007. The fixed rate pricing of the Lease Agreement tranches prior to scheduled maturity ranged from 8.72% to 11.22%. For the period of extension, the variable rate pricing of the Lease Agreement tranches will be at LIBOR plus a margin ranging from 0.725% to 0.95%.

On November 29, 2006 the Lease Agreement provided a total of $86.4 million of financing for the ownership of 22 properties. During the period of extended maturity, the Company may repay the Lease Agreement at any time without a prepayment penalty and the Company may also sell up to three properties in the Lease Agreement for a combined aggregate value not to exceed $15.0 million without penalty.

Immediately following the extension of maturity, the Company’s majority shareholder, Casino USA, assigned to a third party lender a total of $13.0 million of interests in the Lease Agreement. These assigned interests had been acquired by Casino USA in 2003 from another third party lender. Following the assignment, Casino USA continues to hold a $20.1 million interest in the Lease Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.66	Omnibus Amendment to Lease Agreement dated as of November 29, 2006 between the Company and Wells Fargo Bank Northwest, N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

Date: December 1, 2006	By:	/s/ Richard N. Phegley
Richard N. Phegley
Senior Vice President and Chief Financial Officer

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